Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CF Industries Holdings, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-127422, 333-158672 and 333-195936) and Form S-3 (No. 333-188068) of CF Industries Holdings, Inc. (the Company) of our reports dated February 25, 2016, with respect to the consolidated balance sheets of CF Industries Holdings, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of CF Industries Holdings, Inc.
Our report dated February 25, 2016, on effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the Company acquired the remaining 50% equity interest in CF Fertilisers UK during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, CF Fertilisers UK internal control over financial reporting associated with total assets of 11% and total revenues of 5% included in the consolidated financial statements of CF Industries Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of CF Fertilisers UK.
/s/KPMG LLP
Chicago, Illinois
February 25, 2016